ACORN ENERGY ANNOUNCES $4 MILLION REGISTERED
DIRECT COMMON STOCK OFFERING

Montchanin, DE – December 20, 2010 – Acorn Energy, Inc. (NASDAQ: ACFN) announced today that it has entered into purchase agreements with investors for the sale of 1,150,000 shares of its common stock at a price to the purchasers of $3.50 per share. The gross proceeds of the offering are expected to be approximately $4 million.

HFP Capital Markets LLC acted as placement agent for the offering. The offering is expected to close on or about December 21, 2010, subject to the satisfaction of customary closing conditions.

The Company anticipates that net proceeds from the offering, after deducting placement agent fees and offering expenses, will be used for working capital and other general corporate purposes.

The shares are being offered by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). Copies of the prospectus supplement and accompanying base prospectus relating to this offering to be filed by the Company with the SEC may be obtained at the SEC's website at www.sec.gov or from HFP Capital Markets LLC, 685 Fifth Avenue, New York, New York 10022, Attention: Equity Capital Markets. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Company’s common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a publicly traded holding company focused on improving the efficiency and environmental impact of the energy infrastructure, fossil fuel and nuclear industries. Acorn’s operating companies leverage advanced technologies to transform the existing energy infrastructure. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs and add value by supporting those companies with marketing, strategy and business development. Acorn Energy is a global company with controlling equity interests in CoaLogix, DSIT, GridSense and US Sensor Systems. For more information visit www.acornenergy.com.

This press release contains forward-looking statements subject to risks and uncertainties that may cause actual results to differ materially from those anticipated. Closing of the offering is subject to certain conditions set forth in the subscription agreements with the investors. A discussion of risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Reprt on Form 10-Q as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
paul@cameronassoc.com
212 554 5462